SCHEDULE "B"

UNDERLYING OPTION AGREEMENT

THIS AGREEMENT made as of the 23rd day of November, 2006.

BETWEEN:

HARVEST GOLD CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia

(hereinafter sometimes referred to as the "**Optionor**")

OF THE FIRST PART

\- and -

GRANDVIEW GOLD INC., a corporation duly incorporated under the laws of the Province of Ontario

(hereinafter referred to as the "**Optionee**")

OF THE SECOND PART

AND REFERENCED AS THE:

ROCKY RIDGE OPTION AGREEMENT

WITNESSETH THAT:

WHEREAS the Optionor has, pursuant to an underlying option agreement with William Kuran (the "**Underlying Option Agreement**"), the right to earn a 100% interest in seven mining claims located in the Lac du Bonnet Mining Division of Manitoba, more commonly known as the Rocky Ridge group as more particularly set out in **Schedule "A"** hereto (the "**Claims**") with the Claims being collectively referred to herein as the "**Rocky Ridge Property**" all on terms and conditions set out in the Underlying Option Agreement;

AND WHEREAS the Optionor has agreed that the Optionee may acquire up to 70% of the Optionor's right, title and interest in the Rocky Ridge Property subject to the terms of this Agreement and the Underlying Option Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set out, the parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES

1.1 The Optionor represents and warrants to the Optionee that:

(a) it holds an option to acquire a 100% interest in the Rocky Ridge Property on the terms and conditions set out in the Underlying Option Agreement which is attached

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hereto as **Schedule "B"**, subject only to a net smelter return royalty described therein;

(b) all of the Claims comprising the Rocky Ridge Property are in good standing under all applicable laws and regulations, including laws and regulations requiring the payment of property taxes;

(c) all of the Claims comprising the Rocky Ridge Property are held by William Kuran ("**Kuran**") and are free and clear of all registered and, to the best of its information, knowledge and belief, non-registered liens, charges and encumbrances and to the best of its belief Kuran holds good title, legal and beneficial, to the Claims described in **Schedule "A"** hereto;

(d) to the best of its knowledge, information and belief, there are no pending claims or litigation or threats of claims or litigation against the Rocky Ridge Property;

(e) there are no actions required, nor reasonably anticipated to be required, to be taken with respect to the rehabilitation or restoration of the Claims comprising the Rocky Ridge Property in their current state and condition;

(f) it is a body corporate duly formed, organized and validly subsisting under the laws of British Columbia;

(g) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and all requisite corporate acts and proceedings have been taken so that it may enter into, execute and deliver this Agreement;

(h) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party, including, without limitation, the Underlying Option Agreement;

(i) it will diligently and in good faith perform its duties and obligations under this Agreement and under the Underlying Option Agreement; and

(j) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

1.2 The Optionee represents and warrants to the Optionor that:

(a) it is a body corporate duly formed, organized and validly subsisting under the laws of Ontario;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this

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Agreement and all requisite corporate acts and proceedings have been taken so that it may enter into, execute and deliver this Agreement;

(c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d) it will diligently and in good faith perform its duties and obligations under this Agreement;

(e) it will be bound by the terms and conditions of the Underlying Option Agreement only in so far as same is required by the Underlying Option agreement; and

(f) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

1.3 Each of the Optionor and Optionee acknowledges and agrees that the other party hereto is entering into this Agreement relying upon the representations and warranties made to it herein, that the correctness of each such representation and warranty is a condition upon which each party is entering into this Agreement.

2. OPTION

2.1 For $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Optionor hereby grants to the Optionee the sole and exclusive right and option (the "**Option**") to acquire up to an undivided 70% interest in and to the Optionor's right, title and interest in and to the Rocky Ridge Property (such right, title and interest of the Optionor being hereinafter referred to as the "**Interest**") in accordance with the terms of this Agreement.

3. OPTION PAYMENTS AND EXPENDITURES

3.1 To exercise the Option to acquire 70% of the Interest (the "**Option**"), the Optionee shall:

(a) pay to the Optionee the sum of:

(i) $20,000 forthwith upon execution of this Agreement and receipt of any and all required regulatory approval,

(ii) $30,000 on or before November 1, 2007; and

(iii) $35,000 on or before November 1, 2008.

(b) issue to the Optionor:

(i) 50,000 common shares in the capital of the Optionee as presently constituted (the "**Common Shares**") forthwith upon execution of this Agreement;

(ii) a further 75,000 Common Shares on or before November 1, 2007; and

(iii) a further 100,000 Common Shares on or before November 1, 2008.

(c) incur expenditures for purposes of the exploration and maintenance of the Claims comprising the Rocky Ridge Property:

(i) $250,000 on or before December 31, 2007; and

(ii) a further $350,000 on or before December 31, 2008.

3.2 After the Optionee makes the payments, issues the Common Shares and incurs the expenditures set out in Section 3.1 above, the Optionee shall have exercised the Option and earned 70% of the Interest.

3.3 Should the Optionee fail to make any of the payments, issue any of the Common Shares or incur any of the expenditures referred to in Section 3.1 (such failure constituting an "**Event of Default**"):

(a) this Agreement shall thereupon terminate, subject to Sections 3.3 (c), 3.3(d), 3.3(e) and 12.1 and the Optionor shall have not earned any right, title or interest in and to the Rocky Ridge Property or the Interest;

(b) all data and information shall become the property of the Optionor, including drill core samples, provided, however, that (i) the Optionee shall be entitled to retain a copy of such data and information as it in good faith believes it requires with respect to its tax, accounting and legal obligations, provided that such data and information is used only for such purposes and is otherwise kept confidential, and (ii) the Optionee shall be entitled to leave data and information that is not easily mailed to the Optionor, such as drill core samples, on the Rocky Ridge Property;

(c) the Optionee shall be responsible for payment of any expenditures which it committed to make and its proportionate share of any expenditures required to maintain the Claims in good standing for at least thirty (30) days following termination;

(d) all buildings, machinery, equipment and supplies that have been erected, brought or installed on the Rocky Ridge Property by the Optionee shall be removed within twelve months of such Event of Default; and

(e) for a period of two years after the termination of this Agreement he Optionee shall not acquire, directly or indirectly, other than from the Optionor, any present or future right or interest in the Rocky Ridge Property or any real property or mineral rights within 1.6 kilometres of the boundaries of the Rocky Ridge Property.

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4. EARNING OF INTEREST

4.1 Provided the Optionee has made to the Optionor payments totalling $85,000, issued to the Optionor 225,000 Common Shares and incurred $600,000 in expenditures, in accordance with Section 3.1 hereof, the Optionee may notify the Optionor at any time that it has satisfied the conditions necessary to exercise the Option for 70% of the Interest and such interest shall immediately vest in the Optionee.

5. JOINT VENTURE AGREEMENT

5.1 Up until the Optionee has exercised the Option, the Optionor will manage the exploration programme on the Rocky Ridge Property. In connection therewith the Optionor will be entitled to charge a management fee equal to 10% of the actual expenditures incurred on and in connection with the Rocky Ridge Property, which management fee shall be included as part of the expenditures contemplated under 3.1(c) hereof. The Optionee will be entitled to all rights, including, without limitation, the rights of access and exploration granted to the Optionor pursuant to the Underlying Option Agreement.

5.2 Once the Optionee has earned 70% of the Interest in the Rocky Ridge Property, the Optionee and the Optionor shall be deemed to have formed a joint venture (the "**Joint Venture**") after which both the Optionee and Optionor shall contribute in proportion to their then interest to further programs on the Rocky Ridge Property. In such event, the parties shall negotiate in good faith and use their best efforts to execute a definitive agreement governing the Joint Venture (the "**Joint Venture Agreement**"). The Joint Venture Agreement shall incorporate the terms set out herein in respect of their relationship in the Joint Venture and such other terms as the parties may agree.

5.3 The Joint Venture Agreement shall provide that the parties shall form a management committee (a "**Management Committee**") to approve and manage all work programs relating to the Rocky Ridge Property and shall each appoint one representative and one alternate to the Management Committee. For greater certainty the representatives of the Optionor and the Optionee on the Management Committee will have that number of votes equivalent to the party's then working interest in the Rocky Ridge Property.

5.4 All decisions of the Management Committee will be made by majority vote and the parties shall vote in proportion to their venture interest held in the Rocky Ridge Property at the time of the vote provided that in the case of a tie vote, the Optionee shall have the casting vote.

5.5 Upon formation of the Joint Venture the Optionor and the Optionee will be deemed to have contributed funds to an exploration program on the Rocky Ridge Property in the following amounts:

(a) Optionor $257,000; and

(b) Optionee $600,000;

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The agreed value of the Optionor's and the Optionee's respective initial contributions to the joint venture shall be those amounts contributed by them as outlined in this section 5.5;

5.6 The initial participating interest of each of the Optionor and the Optionee under the Joint Venture Agreement shall be as follows:

(a) Optionor 30%; and

(b) Optionee 70%;

5.7 The Optionee shall prepare and provide to the Optionor a proposed Program and Budget, as (the "**Program and Budget**") within 90 days of exercising the Option;

5.8 The Optionor shall, within one hundred and twenty (120) days of receipt of the proposed Program and Budget from the Optionee, elect to either:

(a) accept the proposed Program and Budget; or

(b) have its participating interest modified in accordance with subsection 5.9 hereof.

5.9 The participating interests of each of the Optionor and the Optionee shall be modified as follows:

(a) as provided for in Section 5.11, upon an election by either the Optionor or the Optionee to contribute less to the Program and Budget than the percentage reflected by such parties participating interest;

(b) as provided for in the Joint Venture Agreement, in the event of default by either the Optionor or the Optionee in making its agreed upon contribution to the Joint Venture and the Program and Budget;

(c) the transfer by either the Optionor or the Optionee of less that all of such parties participating interest in accordance with the Joint Venture Agreement;

(d) the acquisition by either the Optionor or the Optionee of less than all or part of the participating interest of the other party, however arising; or

(e) as otherwise provided for in the Joint Venture Agreement.

5.10 Each of the Optionor and the Optionee may elect to contribute to the Program and Budget established under the Joint Venture in some lesser amount than their respective participating interest, or not to contribute at all. Each of the Optionor and the Optionee shall have the right to elect to participate or not to participate without regard to its vote on the adoption of the Program and Budget. The participating interest of such diluting participant (the "**Diluting Participant**") will be reduced effective as of the date the Program and Budget is commenced (the "**Diluting Date**");

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5.11 A Diluting Participant's participating interest will be provisionally recalculated effective as of the Diluting Date according to the following formula:

$$R = \frac{REA\ (P)}{REA\ (AP)} \times 100\%$$

Where:

R = The recalculated participating interest of the Diluting Participant.

REA(P) = The Diluting Participant's equity account (as provided for in the Joint Venture Agreement) immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the Program and Budget and Diluting Participant's election as to contributions.

REA(AP) = The equity account balance (as provided for in the Joint Venture Agreement) for all participants immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the Program and Budget and each party's elections as to contributions.

5.12 The participating interest of the non-diluting participant shall be increased by the amount of the reduction in the participating interest of the Diluting Participant. The recalculations made under this section will remain subject to any final adjustments to be provided for in subsection 5.13;

5.13 At the end of each budgetary period, a final recalculation of each of the participant's participating interest shall be made, with the provisional recalculations made under subsection 5.12 adjusted to reflect actual debits, credits and contributions made during that period. A Diluting Participant shall retain all of its rights and all of its obligations (except as provided for in subsection 5.12 above and such further provisions as may be found in the Joint Venture Agreement)

5.14 If either the Optionor or the Optionee allows its interest in the Joint Venture to become less than a 10% direct working interest then that party's interest will revert to a 2% Net Smelter Royalty Interest (an "**NSR**") calculated in accordance with **Schedule "C"** hereto.

5.15 Further, the Rocky Ridge Property is subject to an additional three percent (3%) Net Smelter Return in favour of Kuran (the "**Kuran NSR**"). Up to two percent (2%) of the Kuran NSR may be repurchased at the option of the Optionor upon payment of $250,000 to Kuran for each 1.0% of the Kuran NSR so repurchased. Should the Kuran NSR be repurchased then the Optionor and the Optionee will share pro rata in the payments required to repurchase any portion of the Kuran NSR with the Optionor being responsible for and subsequently entitled to 30% of the repurchased Kuran NSR and the Optionee being responsible for and subsequently entitled to 70% of the repurchased Kuran NSR.

6. TITLE

6.1 Registered title to the lands, patents and claims comprising the Rocky Ridge Property are currently held in trust by Kuran for the Optionor, pursuant to the terms of the Underlying

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Option Agreement. Upon execution of this Agreement, such title to the lands, patents and claims comprising the Rocky Ridge Property shall subsequently be held in trust by the Optionor on behalf of the Optionee, pursuant to the terms hereof. Should the Optionee be vested with the Interest, the Optionor shall forthwith execute and deliver, upon request by the Optionee and at the Optionee's option, any reasonable documentation necessary to (i) transfer to the Optionee the then held interest in the registered title to the Rocky Ridge Property or (ii) evidence the Optionee's right, title and interest in and to the Rocky Ridge Property.

7. MINE, MINERALS AND SURFACE RIGHTS

7.1 Should the Optionee acquire 70% of the Interest:

(a) it shall have the right to enter upon and use the surface of the land comprising the Rocky Ridge Property in order to gain access to the Rocky Ridge Property to the extent such rights belong to the Optionor;

(b) it shall be deemed to be authorized to engage in mining operations that cause interference or disturbance with the natural position and natural condition of the patents and claims comprising the Rocky Ridge Property and shall not be liable to the Optionor in respect of any such mining operations, subject to Section 9.1; and

(c) the Optionor shall not be entitled to any right to support for the Claims comprising the Rocky Ridge Property in its natural position and its natural condition.

8. RIGHTS AND OBLIGATIONS DURING OPTION PERIOD

8.1 The provisions of Section 8.2 shall apply only during the period prior to the Optionee exercising the Option and thereby becoming vested with 70% of the Interest ("**Option Period**").

8.2 Unless already delivered to the Optionee, the Optionor shall provide the Optionee with quarterly reports indicating the status of work being conducted on the Rocky Ridge Property. The Optionor shall provide the Optionee with immediate reports of any significant technical data learned or obtained in connection with work in respect of the Rocky Ridge Property.

8.3 Notwithstanding the foregoing, prior to the entering into the Joint Venture Agreement but during the term of this Agreement, the Optionor will provide the Optionee with the opportunity to review and comments on any exploration budget relating to the Rocky Ridge Property prepared by the Optionor or its representatives.

9. WORK STANDARDS AND PROPERTY MAINTENANCE

9.1 All work done by the Optionor or the Optionee on the Rocky Ridge Property shall be done in accordance with good mining practice and in compliance with the applicable laws of the Province of Manitoba and the Federals laws of Canada applicable therein. The Optionor or

Optionee shall obtain all necessary permits, workers' compensation insurance and liability insurance in respect of such work.

9.2 The Optionor shall pay all property taxes in respect of the Rocky Ridge Property, and provide copies of all property tax notices and payments thereon forthwith to the Optionee.

10. CONFIDENTIAL INFORMATION

10.1 During the currency of this Agreement, all data and information provided to or received by the Optionor or the Optionee with respect to the Rocky Ridge Property shall be treated as confidential and neither the Optionor or the Optionee shall disclose such information to third parties, unless the disclosure is consented to by the other party or unless the disclosure is required to be made in accordance with regulatory requirements or in accordance with the terms of the Underlying Option Agreement.

11. ASSIGNEES, SUCCESSORS AND RELEASES

11.1 Subject to Sections 11.2 and 11.3, either party ("**Assignor**") may sell, transfer, assign or otherwise dispose of ("**Assign**") all or any portion of its right, title and interest in and to the Rocky Ridge Property or all or any portion of its benefits and burdens under this Agreement to a third party ("**New Party**").

11.2 Any agreement by which the Assignor assigns all or any portion of its or his benefits or burdens hereunder shall include a provision whereby the New Party agrees to abide by the terms of this Agreement, including the provisions of this Section 11.2.

11.3 In the event an Assignor wishes to Assign all or any part of its interest in this Agreement, or all or any part of the Rocky Ridge Property (the "**Sale Interest**"), the other party (the "**Non-Assignor**") shall have a right of first refusal to acquire such Sale Interest as follows:

(a) the Assignor shall promptly notify the Non-Assignor of its intentions. The notice shall state the price in cash or cash equivalent in the form of marketable securities (the "**Purchase Price**") and all other pertinent terms and conditions of the intended transfer. The Purchase Price may be stated in whole or in part in the form of publicly marketable securities provided that the Party intending to sell delivers together with its notice given under this subsection 11.3(a) a certificate signed by a duly qualified and reputable securities analyst certifying as to the cash equivalent value of the publicly marketable securities on the date of such notice. The Assignor need not have any offer in hand, but if it does, then the notice shall be accompanied by a copy of the offer or contract for sale. The Non-Assignor shall have 30 days after the date such notice is delivered to notify the Assignor whether it elects to acquire the offered Sale Interest at the same Purchase Price and on the same terms and conditions as set forth in the notice subject to compliance with the rules and guidelines of any applicable stock exchanges and any applicable laws. If it does so elect, the transfer shall be consummated promptly after notice of such election is delivered to the Assignor;

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(b) if the Non-Assignor elects not to acquire the offered Sale Interest or fails to so elect within the 30 day period provided above, the Assignor shall have 60 days following the earlier of (i) the date of expiration of the above-mentioned 30 day period or (ii) the date when the Non-Assignor elected not to purchase the Sale Interest, to consummate the transfer to a third party at a price at least equal to the Purchase Price and on terms no less favourable to the Assignor than those offered by the Assignor to the Non-Assignor in the notice required herein; and

(c) if the Assignor fails to consummate the transfer to a third party within the said 60 day period, then the right of first refusal in such offered Sale Interest shall be deemed to be revived. Any subsequent proposal to transfer such Sale Interest shall be conducted in accordance with all the procedures set forth in this Section 11.3.

(d) the right of first refusal will apply to a direct or indirect sale on the Sale Interest, i.e. including the sale of shares of a company owning the asset being assigned, other than a sale of shares from treasury of such company for the purposes of financing such company.

11.4 Section 11.3 shall not apply to the following:

(a) a transfer by all or any part of its Sale Interest to an affiliate of the Assignor (as such term is defined in the *Securities Act* (Ontario));

(b) a corporate merger, consolidation, amalgamation, or reorganization of the Assignor by which the surviving entity shall be subject to all of the liabilities and obligations of the Assignor;

(c) the grant by the Assignor of a security interest in any interest in any Sale Interest by a bona fide mortgage, deed of trust, pledge, lien, or other encumbrance, provided that any such grantee for security shall first execute a valid and binding agreement on terms satisfactory to the Non-Assignor agreeing to be bound by and subject to the terms of this Agreement;

(d) notwithstanding the above, no Assignor shall pledge or encumber their interest in any way or manner without the express written consent of the other party.

11.5 Subject to Section 11.2, this Agreement shall be binding upon and enure to the benefit of the parties' assignees, successors, heirs, administrators and executors.

12. INDEMNITIES

12.1 The Optionee shall indemnify and save harmless the Optionee from and against all suits, claims, demands, losses and expenses arising out of operations conducted upon the Rocky Ridge Property by the Optionor or its contractors.

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12.2 The Optionor shall indemnify and save harmless the Optionor from and against all suits, claims, demands, losses and expenses arising out of operations conducted upon the Rocky Ridge Property prior to the date hereof.

13. NATURE AND TERMINATION OF OPTION

13.1 This is an option agreement only and, except for the payments, share issuances or expenditures referred to in Sections 3.1, the Optionee shall not be obligated to make any payments in respect of this Agreement. Should the Optionee wish to terminate this Agreement at any time it shall give notice to the Optionor and this Agreement shall be deemed to have been terminated upon receipt of such notice by the Optionor. In such event, the provisions of Section 3.3 shall apply *mutatis mutandis*.

14. BUSINESS OPPORTUNITY CLAUSE

14.1 The Optionee acknowledges that the Optionor and its affiliates and associates are engaged in mineral exploration and development and other mining activities. Except as expressly provided herein, the Optionor shall have the unrestricted right to independently engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the Optionee or allowing the Optionee to participate therein.

14.2 The provisions of Section 14.1 shall apply with like effect with respect to any endeavour of the Optionee.

15. FORCE MAJEURE

15.1 Time shall be of the essence hereof, but if the Optionee should be delayed or prevented from fulfilling any obligation hereunder by a Force Majeure (meaning a strike, inability to access its place of business, any actual or threatened action by environmental or aboriginal groups to intervene or object to the operations to be undertaken on the Rocky Ridge Property, the failure to obtain required operational permits or any other event beyond its control which prevents or makes unattainable on a practical basis the performance of an obligation required by any party hereunder other than lack of financing, bankruptcy or insolvency), in a timely manner no party shall be liable for any failure or delay in performing its obligations hereunder caused by the act of Force Majeure, and the time within which such obligation may be fulfilled shall be extended by the period of such delay or prevention and all such periods shall be cumulated for purposes of calculating any extension of time hereunder.

16. NOTICES

16.1 All payments, notices, statements, reporting documents and other communications required, permitted or otherwise given hereunder ("**Notices**") shall be deemed to have been properly given if delivered by registered mail, postage prepaid, to each of the parties at the following addresses:

The Optionee:	Grandview Gold Inc. 330 Bay Street, Suite 820 Toronto ON M5H 2S8 Attention: President
The Optionor:	Harvest Gold Corporation 260 West Esplanade, Suite 301 North Vancouver BC V7M 3G6 Attention: President

or such other address as a party may in writing designate. Every Notice so given shall be deemed to be received on the third day of business following the date of mailing, provided that in the event of an interruption of postal service at any time prior to the deemed receipt of any Notice sent by mail such Notice shall be deemed to be received on the third business day following the resumption of normal postal service, unless earlier delivered or actually received.

17. DILUTION

17.1 Upon occurrence of one or more events involving the capital reorganization, consolidation, subdivision or reclassification of the capital of the Optionee, or the merger, amalgamation or other corporate combination of the Optionee with one or more entities, or of any other events in which new securities of any nature are delivered in exchange for the issued Common Shares and such issued Common Shares are cancelled ("**Fundamental Changes**"), then at the time of any issuance of Common Shares pursuant to this Agreement taking place after such Fundamental Changes, and in lieu of issuing the Common Shares which, but for such Fundamental Changes and this provision, would have been issued upon such exercise, the Optionee or its successor will issue instead such number of new securities as would have been delivered as a result of the Fundamental Changes in exchange for those Common Shares which the Optionor would have been entitled to receive upon such issuance if such issuance had occurred prior to the occurrence in Fundamental Changes.

18. CURRENCY

18.1 All references in this Agreement to monetary amounts are expressed in the currency of Canada.

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19. LAW

19.1 This Agreement shall be governed and interpreted in accordance with the laws of the Province of Ontario and the parties hereby attorn to the courts of the Province of Ontario.

20. GENERAL

20.1 This Agreement constitutes the entire agreement between the parties. There are no rights or obligations on the part of either party toward the other or for the benefit of any other party, nor any other act, matter or thing to be done or taken by either party with respect to the Rocky Ridge Property except as herein set forth. In the absence of a more formal agreement, this Agreement shall govern the rights and obligations of the parties.

20.2 Each party agrees to take such further actions and execute any other documents as may be necessary to clarify the intent of this Agreement or complete the transactions contemplated by this Agreement.

20.3 This Agreement may be executed in any number of counterparts, all of which when taken together shall be deemed to be one and the same document and notwithstanding their actual date of execution shall be deemed to be dated as of the date first written above.

20.4 The parties will be entitled to rely upon delivery by facsimile machine of executed copies of this Agreement and facsimile copies of the executed Agreement will be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.

21. ARBITRATION

21.1 Arbitration Procedure

If, at time during the continuance of this Agreement or after the termination thereof, any dispute, difference or question shall arise between the Parties touching or concerning the construction, meaning or effect of this Agreement or any agreement or covenant entered into pursuant to this Agreement or the termination of this Agreement or any such agreements or covenants, or the rights or obligations of the Parties under this Agreement or any such agreements or covenants then every such dispute, difference or question shall be submitted to and settled by arbitration and the decision of the arbitrator or majority of arbitrators, as the case may be, appointed as hereinafter provided, to deal with such matter shall be final and binding upon the Parties hereto, who covenant with one another that the dispute shall be so decided by arbitration alone and there shall be no recourse to any court by action of law. Where arbitration is called for under the terms hereof, the Parties agree to submit such matter to an arbitrator mutually agreed upon by the Parties within seven (7) days after Notice of the matter has been given by the Party desiring arbitration (the "**Initiator**") to the other (the "**Other Party**") and, failing agreement, arbitration shall occur in the following manner:

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(a) the Initiator shall appoint one arbitrator and the Other Party shall appoint one arbitrator within ten (10) days of the date of the Notice of the matter being given by the Initiator to the Other Party;

(b) the two arbitrators so appointed shall, within four (4) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator;

(c) in the event that either Party fails to appoint an arbitrator within the time limited in subsection (a) above, the arbitrator appointed by one of them shall act as a sole arbitrator and the decision of such sole arbitrator shall be final and binding upon the Parties;

(d) in the event both Parties fail to appoint an arbitrator in the time limited in subsection (a) above, the arbitration process regarding this particular matter subject to this clause will be terminated; and

(e) in the event of the two arbitrators failing to agree upon and appoint a third arbitrator, both arbitrators shall be dismissed and the matter to be decided shall forthwith be submitted to arbitration conducted by a single arbitrator appointed by a judge of the Ontario Court (General Division) on the application of any such Initiator with Notice to the Other Party.

The arbitration shall be conducted in accordance with the provisions of the Arbitrations Act (Ontario) and of any amendment thereto, or of any successor statute thereof, in force at the time of such dispute, difference or question. The decision of the arbitrator or majority of arbitrators, as the case may be, shall be final and binding upon all Parties to such dispute, difference or question, and there shall be no appeal therefrom or recourse to any court by action of law.

21.2 Compensation and Expenses

The compensation and expenses of the single arbitrator or the third arbitrator shall be paid by the Parties in proportion to their Participating Interest, and each of the Initiator and the Other Party, respectively, shall pay for the arbitrator selected by it. The single arbitrator or the third arbitrator shall estimate the costs of arbitration with three (3) days of their appointment. The Initiator and the Other Party shall place on deposit as directed by the single arbitrator or the third arbitrator their respective share of such estimated expenses in proportion to their Participating Interests within two (2) days of receiving notice of such estimated expenses. If one Party fails to make such deposit in the time limited above, the single arbitrator or arbitrators shall rule in favour of the other Party in the particular matter subject to this clause. If both Parties fail to make such deposit in the time limited above, the arbitration process regarding this particular matter subject to this clause will be terminated.

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21.3 Rules of Arbitration

Notwithstanding any other provision of this arbitration clause, the Parties hereby agree to the following:

(a) Parties reserve the right to seek and obtain injunctive relief, whether in the form of a temporary restraining order, preliminary injunction, injunction to enforce an arbitration award, or other order of similar import, from any court of competent jurisdiction prior to, during, or after commencement of prosecution or arbitration proceedings or the final decision and award of the arbitrator or arbitrators, as the case may be;

(b) the arbitrator or arbitrators, as the case may be, shall have no authority to award punitive damages and special, incidental, consequential, or other indirect damages, including lost profits;

(c) all proceedings shall take place in Toronto, Ontario; and

(d) judgment on the award rendered by the arbitrator or arbitrators, as the case may be, may be entered by any court having jurisdiction thereof and either Party may have recourse to such court to enforce such judgment.

22. EFFECTIVE DATE

22.1 The effective date of this Agreement shall be the 23rd day of November, 2006.

HARVEST GOLD CORPORATION

Per: ______________________
Authorized Signatory

GRANDVIEW GOLD INC.

Per: ______________________
Authorized Signatory

936760.5

SCHEDULE "A"

Mining Claims

Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	TOP	MB3846	WILLIAM KURAN	2004/10/14 17:10	2004/10/15	2006/12/14	160	
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	GABE	MB6720	WILLIAM KURAN	2006/05/17 18:05	2006/05/18	2008/07/17	144	
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	ROCKY	MB6719	WILLIAM KURAN	2006/05/17 17:05	2006/05/18	2008/07/17	96	
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	ROCKRIDGE	MB4759	WILLIAM KURAN	2004/05/27 18:05	2004/05/28	2007/07/27	144	
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	ROCKRIDGE 1	MB6709	WILLIAM KURAN	2006/07/21 14:07	2006/07/26	2008/09/24	160	
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	ROCKRIDGE 2	MB6710	WILLIAM KURAN	2006/07/22 15:07	2006/07/26	2008/09/24	160	
Rec	NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES	GROUPING
1	ROCKRIDGE 5	MB6713	WILLIAM KURAN	2006/07/19 17:07	2006/07/26	2008/09/24	256	

SCHEDULE "C"

TO THAT OPTION AGREEMENT BETWEEN GRANDVIEW GOLD INC. AND HARVEST GOLD CORPORATION DATED NOVEMBER 23rd, 2006 (the "OPTION AGREEMENT")

NET SMELTER ROYALTY TERMS AND CONDITIONS

Scheme A

1. The NSR shall be equal to 2% Net Smelter Returns (as hereinafter defined) from any mine in production or put into production as a result of commencing commercial production on the Rocky Ridge Property.

2. "Net Smelter Returns" means:

   (a) the actual proceeds received by the party obligated to pay the NSR (the "**Payor**") from any mint, smelter, refinery or other purchaser from the sale of ores, minerals, mineral substances, metals (including bullion) or concentrates (collectively "**Product**") produced from the Rocky Ridge Property and sold or proceeds received from an insurer in respect of Product, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payments:

      (i) smelting and refining charges;

      (ii) penalties, smelter assay costs and umpire assay costs;

      (iii) cost of freight and handling of ores, metals or concentrates from the Rocky Ridge Property to any mint, smelter, refinery, or other purchaser;

      (iv) marketing costs;

      (v) costs of insurance in respect of Product;

      (vi) customs duties, severance tax, royalties, ad valorem or mineral taxes or the like and export and import taxes or tariffs payable in respect of the Product; and

   (b) if the Payor is not the operator but itself holds a net smelter return royalty, the same as net smelter returns means in the net smelter return royalty held by the Payor.

3. The NSR will be:

   (a) calculated and paid on a quarterly basis within 45 days after the end of each quarter of the fiscal year for the mine (an "**Operating Year**"), based on the Net Smelter Returns for such quarter;

   (b) each payment of the NSR will be accompanied by an unaudited statement indicating the calculation of the NSR hereunder in reasonable detail and the holder of the NSR (the "**Holder**") will receive, within three months of the end of each Operating Year, an annual summary unaudited statement (an "**Annual Statement**") showing in reasonable detail the calculation of the Royalty for the last completed Operating

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Year and showing all credits and deductions added to or deducted from the amount due to the Holder;

(c) the Holder will have 45 days from the time of receipt of the Annual Statement to question the accuracy thereof in writing and, failing such objection, the Annual Statement will be deemed to be correct and unimpeachable thereafter;

(d) if the Annual Statement is questioned by the Holder, and if such questions cannot be resolved between the Payor and the Holder, the Holder will have 12 months from the time of receipt of the Annual Statement to have such audited, which will initially be at the expense of the Holder;

(e) the audited Annual Statement will be final and determinative of the calculation of the NSR for the audited period and will be binding on the parties and any overpayment of the NSR will be deducted by the Payor from the next payment of the NSR and any underpayment of the NSR will be paid forthwith by the Payor;

(f) the costs of the audit will be borne by the Holder if the Annual Statement was accurate within 1% or overstated the NSR payable by greater than 1% and will be borne by the Payor if such statement understated the NSR payable by greater than 1%. If the Payor is obligated to pay for the audit it will forthwith reimburse the Holder for any of the audit costs which it had paid;

(g) the Holder will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment of the NSR to it from time to time, provided however that such examination shall not unreasonably interfere with or hinder the Payor's operations or procedures; and

(h) if the Payor's interest in the Rocky Ridge Property is a Net Smelter Return royalty, the Payor's accounting and reporting obligations to the Holder under this paragraph 3 will be limited to the delivery of such documentation as the Payor receives from the operator of the Rocky Ridge Property in respect of the payment by such operator of Net Smelter Returns to the Payor.

4. The determination of the NSR hereunder is based on the premise that production will be developed solely from the Rocky Ridge Property. If the Rocky Ridge Property and one or more other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom will be negotiated between the parties and, if the parties fail to agree on such allocation, such will be referred to arbitration pursuant to paragraph 5 of this Schedule B. In such arbitration the arbitrator will make reference to this Agreement and to practices used in mining operations that are of a similar nature. The arbitrator will be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator will be final and binding on the parties.

5. Any matters in this Agreement which are to be settled by arbitration will be subject to the following:

(a) any matter required or permitted to be referred to arbitration pursuant to this Agreement will be determined by a single arbitrator to be appointed by the parties hereto;

(b) any party may refer any such matter to arbitration by written notice to the other and, within 10 days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act;

(c) if the parties cannot agree on a single arbitrator as provided in subparagraph (b), either party may submit the matter to arbitration (before a single arbitrator) in accordance with the *Commercial Arbitration Act* of the Province of British Columbia (the "**Act**"); and

(d) except as specifically provided in this paragraph, an arbitration hereunder will be conducted in accordance with the Act. The arbitrator will fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties and he will preside over the arbitration and determine all questions of procedure not provided for under such Act or this paragraph. After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The parties agree that the award of the single arbitrator will be final and binding upon each of them and will not be subject to appeal.

6. The holding of the NSR will not confer upon the Holder any legal or beneficial interest in the Rocky Ridge Property. The right to receive a percentage of Net Smelter Returns as and when due is and will be deemed to be a contractual right only. The right to receive a percentage of Net Smelter Returns as and when due will not be deemed to constitute the Holder the partner, agent or legal representative of the Payor.

7. The Payor may, if it is the operator of the Rocky Ridge Property, but will not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Rocky Ridge Property and, except in the case where Products are actually delivered and a sale is actually consummated under such price protection or speculative transactions, none of the revenues, costs, profits or losses from such transaction will be taken into account in calculating Net Smelter Returns or any interest therein; provided however, that if the Payor delivers Product under a price protection or speculative program where the proceeds derived therefrom are less than those that would have been received had the Product been sold at the spot price in effect at the time of sale, the NSR payable to the Holder will be based on such spot price.

8. The Payor shall have a Right of First Refusal on the proposed sale by the Holder of all or part of the NSR as follows:

(a) if the Holder (in this paragraph called the "**Offeror**") intends to sell all or part of the NSR (in this paragraph the "**Interest**") it will first give notice in writing to the Payor (in this paragraph called the "**Offeree**") of such intention together with the terms and conditions on which the Offeror intends to sell the Interest;

(b) any communication of an intention to sell pursuant to this paragraph will be in writing delivered in accordance with the notice provisions set out in the Option Agreement and will set out fully and clearly all of the terms and conditions of any intended sale, and such communication will be deemed to constitute an offer (the "**Offer**") by the Offeror to the Offeree to sell the Interest to the Offeree on the terms and conditions set out in such Offer;

(c) any Offer made as contemplated in this paragraph will be open for acceptance by the Offeree for a period of 60 days from the date of receipt of the Offer by the Offeree;

(d) if the Offeree accepts the Offer within the time provided in subparagraph (c), such acceptance will constitute a binding agreement of purchase and sale between the Offeror and the Offeree for the Interest on the terms and conditions set out in the Offer; and

(e) if the Offeree does not accept the Offer within the time prescribed, the Offeror may complete the sale of the Interest on the terms and conditions set out in the Offer or on terms and conditions substantially similar to, but no more favourable than, the terms and conditions set out in the Offer, within 90 days from the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this paragraph.

10. The operator of the Rocky Ridge Property, whether or not it is the Payor, will be entitled to:

(a) make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, doré, metal and products produced from the Rocky Ridge Property;

(b) make all decisions relating to sales of such concentrate, doré, metal and products produced; and

(c) make all decisions concerning temporary or long-term cessation of operations.

11. All capitalized terms not otherwise defined herein shall have the meaning given to them in the Option Agreement to which these Terms and Conditions form Schedule C.

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